U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25



                        COMMISSION FILE NUMBER 001-31292



                           NOTIFICATION OF LATE FILING
                           ---------------------------


(Check One):

[X]  Form 10-K        [ ]  Form 11-K        [ ]  Form 20-F        [ ]  Form 10-Q


     For Period Ended:     DECEMBER 31, 2004


[ ]  Transition Report on Form 10-K         [ ]  Transition Report on Form 10-Q


[ ]  Transition Report on Form 20-F         [ ]  Transition Report on Form N-SAR


[ ]                        Transition Report on Form 11-K


     For Transition Period Ended: __________________


Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

________________________________________________________________________________

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________________________________________________________________________________

PART I - REGISTRANT INFORMATION
________________________________________________________________________________


Full Name of Registrant:     EMPIRE FINANCIAL HOLDING COMPANY
                         -------------------------------------------------------
Former Name if Applicable:
                          ------------------------------------------------------

Address of Principal Executive Office (Street and Number):

                         2170 WEST STATE ROAD 434, SUITE 100
                         -----------------------------------

City, State and Zip Code:     LONGWOOD, FLORIDA  32779
                         -------------------------------------------------------

________________________________________________________________________________

PART II - RULE 12B-25(B) AND (C)
________________________________________________________________________________


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

________________________________________________________________________________

PART III - NARRATIVE
________________________________________________________________________________


State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or portion thereof could not be filed within the prescribed time period.

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

         Empire Financial is unable to file its Annual Report on Form 10-KSB for the year ended December 31, 2004 within the prescribed time period without unreasonable effort or expense. The reasons causing Empire Financial's inability to file timely are beyond its control and could not be eliminated by it without unreasonable effort or expense.

         The filing of Empire Financial's Annual Report on Form 10-KSB for the year ended December 31, 2004 cannot occur within the prescribed time period because the compilation of certain financial and other information required to be included in the Annual Report on Form 10-KSB is taking longer than anticipated. Management anticipates filing Empire Financial's Annual Report on Form 10-KSB for the year ended December 31, 2004, no later than April 15, 2005.

________________________________________________________________________________

PART IV - OTHER INFORMATION
________________________________________________________________________________


(1) Name and telephone number of person to contact in regard to this notification:

     Donald A. Wojnowski Jr.,
             President                  (407)                  774-1300
     -----------------------  ------------------------ -------------------------
              (Name)                 (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s):

                           [X] Yes   [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           [ ]  Yes  [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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


                        EMPIRE FINANCIAL HOLDING COMPANY
                        --------------------------------
                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 1, 2005                    By: /s/ Donald A. Wojnowski Jr.,
                                            ----------------------------
                                        Name:  Donald A. Wojnowski Jr.,
                                        Title: President

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